Exhibit 4.22

THE UNIVERSITY OF TEXAS HEALTH SCIENCE CENTER AT HOUSTON

AND

IMMATICS US, INC.

AMENDMENT NUMBER 8 - FACILITIES/EQUIPMENT USE AND SERVICES AGREEMENT

This Amendment Number 8 (“Amendment”) to the Facilities/Equipment Use and Services Agreement (“Agreement”) is entered into effective the 1st day of May 2023, by and between The University of Texas Health Science Center at Houston, (“UTHealth”) and lmmatics US, Inc. (“lmmatics”). UTHealth and lmmatics shall be known collectively as “the Parties” and singularly as “a Party” or “the Party.”

WHEREAS, the Parties previously entered into an Agreement effective September 1, 2015, as previously amended, whereby UTHealth makes available certain facilities, equipment, and personnel in support of projects; and

WHEREAS, the Parties now desire to amend the Agreement.

NOW, THEREFORE, the Parties agree as follows:

1.	Section 1.1. shall be deleted in its entirety and replaced with the following:

a.

Production Suites. An exclusive license to use certain production suites located in the Facility, described as Rooms BBS 6310, BBS 6312, BBS 6314 (the “Premises”). The use of Room BBS 6310 shall be for the period February 1, 2017 through March 31, 2025, BBS 6312 shall be for the period September 1, 2015 through March 31, 2025 and the use of Room BBS 6314 shall be for the period February 1, 2016 through March 31, 2025.”

b.

Common Areas. A non-exclusive license to use the common areas of the Facility, related improvements, and the land where the Facility is situated described as storage rooms (BBS 1408, 3176 and 6100), autoclave room (BBS 5120), Main Entry/Exit Room (BBS 6318), Changing Room (BBS 6318A), Sterile Gowning Room (BBS 6308), De-Gowning Room BBS 6318B), Clean Storage Room (BBS 6308A), Quarantine Room (BBS 6302), Released Supply Room (BBS 6304), Bulk Materials Pass-Through Room (BBS 6306), entry and exit hallways (BBS 6306A and 6318C), Offices (BBS 6102 and 6102B), and any other rooms as reasonably required to make effective use of the Premises (collectively the “Common Areas”).

The Premises, and Common Areas are collectively referred to herein as the “Licensed Facilities.”

2.	Section 5.1 shall be deleted in its entirety and replaced with the following:

“This Agreement shall commence as of September 1, 2015, and shall continue until March 31, 2025

(“Term”), unless the term is otherwise limited as set forth in Section 1.1a or Section 5.2.”

3.	Section 9 shall be deleted in its entirety and replaced with the following:

For the period May 1, 2023 through December 31, 2024:

•

a comprehensive monthly fee of $17,157.01 per production suite (i.e., BBS 6310, BBS 6312, and BBS 6314) inclusive of a 15% administrative fee and calculated in accordance with the budget set forth in Exhibit E-2 for the applicable term set forth in section 1.1a

Process specific reagents and other supplies are not included in the cost set forth above and shall be procured by UTHealth and invoiced to lmmatics as a separate line item charge. Additionally, individual extra-ordinary services as set forth in Exhibit F shall be invoiced to lmmatics as a separate line item charge. The invoices for reagents, other supplies, and extra-ordinary services shall also include a 15% administrative fee.

All payments shall be made within thirty (30) days after receipt of the invoice and mailed to the address below or sent by electronic funds transfer:

The University of Texas Health Science Center at Houston

6431 Fannin Street, MSB 5.248

Houston, TX 77030

Attn: Diane Harnden

For the period January 1, 2025 through March 31, 2025:

•

a comprehensive monthly fee of $19,865.42 per production suite (i.e., BBS 6310, BBS 6312, and BBS 6314) inclusive of a 15% administrative fee and calculated in accordance with the budget set forth in Exhibit E-2 for the applicable term set forth in section 1.1a.

Process specific reagents and other supplies are not included in the cost set forth above and shall be procured by UTHealth and invoiced to lmmatics as a separate line item charge. Additionally, individual extra-ordinary services as set forth in Exhibit F shall be invoiced to lmmatics as a separate line item charge. The invoices for reagents, other supplies, and extra-ordinary services shall also include a 15% administrative fee.

All payments shall be made within thirty (30) days after receipt of the invoice and mailed to the address below or sent by electronic funds transfer:

The University of Texas Health Science Center at Houston

6431 Fannin Street, MSB 5.248

Houston, TX 77030

Attn: Diane Harnden

4.	For the period January 1, 2025 through March 31, 2025:

Exhibit E2 shall be deleted in its entirety and replaced with the following:

Comprehensive Monthly Cost Per Suite (E2)

Dedicated facility use rate, admin costs, cleaning (4 times/month*), UTHealth equipment preventive maintenance/calibration/certification, equipment depreciation, suite certification/accreditation, lab gases (excluded CRF-dedicated LN2), environmental monitoring (once per month ), Q-pulse maintenance, Rees system maintenance, HemaTrax/lSBT 128 labeling system maintenance, UTHealth Cellular Therapy Core personnel effort during normal business hours

Sub Total	$17,274.28
F&A 15%	$2,591.14
Grand Total	$19,865.42

*	additional extra-ordinary cleaning will be invoiced separately
[0]	additional extra-ordinary EM will be invoiced separately

5.	Exhibit F shall be deleted in its entirety and replaced with the following:

Exhibit F.

Individual extraordinary services will be billed separately based on actual usage at the following current rates (F)
Cleaning (in excess of the cleaning of the entire facility that UTHealth will carry out 4 times per month):
1 suite	$350
Entire facility	$840
Quality Control Testing:
Complete Blood Count (CBC) with no differential	$47.00
Complete Blood Count (CBC) with differential	$78.00
Viability determination (trypan blue exclusion)	$20.00
Gram stain	$40.00
Endotoxin detection*	$200.00
14 day aerobic and anaerobic sterility cultures	$132.00
14 day aerobic, 14 day anaerobic and 28 day fungal cultures	$193.50
Culture ID and antimicrobial susceptibility	$192.50
Infectious Disease Marker Panel	$210.80
Mycoplasma (PCR-based test - includes overnight sample	$300.00
shipping to Clongen with dry ice)**
Flow Cytometry (T-cell panel)	$1230.00
Expedited Testing Fee	$500
Courier Service:
1 trip	$45.50
1 trip after hours (5pm to 6am and weekends)	$65.00

*	Endotoxin detection carried out by Associates of Cape Cod, Inc. has a different cost and will be invoiced separately.
**	Mycoplasma Detection carried out by Bionique Testing Laboratories, Inc. has a different cost and will be invoiced separately.

Except as provided for herein, all other terms and conditions of the Agreement effective September 1, 2015, as previously amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties have executed this Amendment to be effective as of the first date written above.

SIGNED:

IMMATICS US, INC.		THE UNIVERSITY OF TEXAS HEALTH SCIENCE CENTER AT HOUSTON

By:	/s/	By:	/s/
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Date:	Jun 6, 2023	Date:	07 June 2023

[**] 6/7/2023